Exhibit 10.13

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made and entered into as of October 22nd, 2003 (the “Effective Date”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and Exeter Life Sciences, Inc., an Arizona corporation with offices located at 4455 Camelback Road, Phoenix, Arizona 85018 (“Licensee” or “EXETER”) (ACT and Licensee sometimes hereinafter referred to as the “parties”, or individually as a “party”).

WITNESSETH

WHEREAS, ACT owns and/or has licensed with a sublicensable interest the Patent Rights (as defined below); and

WHEREAS, Licensee desires to obtain an exclusive license from ACT under the Patent Rights upon the terms and conditions hereinafter set forth below; and

WHEREAS, ACT is willing to grant such a license to Licensee upon the terms and conditions set forth below;

WHEREAS, such license is subject to the terms and conditions of the UMASS License (as defined below) applicable to sublicensees, as incorporated herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1          “ACT Technology” means know-how, technical information, research and development information, test results, knowledge, inventions, discoveries, developments, methods, techniques, improvements, designs, drawings, specifications, schematics, software programs (including, without limitation, source and object codes), manuals and other documentation, data, databases, processes, methods of production and other information and materials, whether tangible or intangible, owned or controlled by or licensed to ACT or its Affiliates during the term of this Agreement relating to the Patent Rights.  For the avoidance of doubt, it is the parties’ intention that ACT Technology covers unpatented items of the type articulated above, and that in appropriate circumstances, certain ACT Technology may in the future become included within the Patent Rights (as defined below).

1.2         “Affiliate” means a corporation, partnership or other entity that is controlled by a party, but only so long as such control continues to exist.  For purposes of this Section 1.2, “control” means ownership, directly or indirectly, of at least fifty percent (50%) of the voting rights in such entity (or, in the case of a noncorporate entity, equivalent rights).

1.3          “Combination Product” means a product that contains a Licensed Product component and at least one other component that could reasonably be sold separately and has economic value on its own.

1.4          “Cyagra Agreement” means the Exclusive Sublicense Agreement between ACT and A.C.T. Group, Inc., on the one hand, and Cyagra, Inc., on the other, signed on June 28, 2002, in the form originally executed.

1.5          “Field of Use” means non-human animals for agriculture, endangered animals and companion animals; excluding production of such animals for the primary purpose of producing human and non-human animal therapeutics and human healthcare products, including without limitation the production of biopharmaceutical agents in milk, including, but not limited to, proteins, peptides and polypeptides for pharmaceutical, nutraceutical or other use, and excluding the production of immunoglobulin in the blood of Bos taurus and Bos indicus.  Without limiting the generality of the foregoing, and by way of illustration but not limitation, each subfield within the “Field of Use” includes:

(a) the cloning, development, making, using, selling, offering to sell, importing or exporting of cloned non-human animals, including without limitation, bovine, hircine, ovine, porcine, equine animals and ungulates (as well as any transgenic variants or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for the production of food or fiber, and the rendering of services or uses that relate to the production of such products (“Agricultural Animals Subfield”);

(b) the cloning, development, making, using, selling, offering to sell, importing or exporting of “Endangered Species” for purposes of researching, aiding, reproducing or assisting in the reproduction of such Endangered Species (“Endangered Species Subfield”).  “Endangered Species” includes without limitation any species that is or has ever been (i) extinct or (ii) classified as threatened, vulnerable or in danger of extinction throughout all or a significant portion of its range by any governmental or international authority, treaty, law or regulation or (iii) classified under the guidelines of the Convention of International Trade of Endangered Species of Wild Fauna and Flora;

(c) the cloning, development, making, using, selling, offering to sell, importing or exporting of hircine, ovine, feline, canine and equine animals (as well as any transgenic variants or enhancements thereto) for personal, business or commercial purposes, specifically excluding the sale of these animals as scientific research laboratory subjects (“Companion Animals Subfield”); and

(d) the cloning, development, making, using, selling, offering to sell, importing or exporting of cloned equine animals (as well as any transgenic variants or enhancements thereto)

or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for nontherapeutic purposes, including but not limited to, for use in agriculture, for use as food, for use as companion, service, work or recreational animals, or for use as racing or other equine event animals, and the rendering of services or uses that relate to the production of such products (“Equine Subfield”).

1.6          “Improvement Patents” means any inventions, invention disclosures, patents and patent applications (other than the Patent Rights) (a) issued or licensed to, or made, filed, owned or controlled by, ACT or its Affiliates (including its and their employees and agents) or licensed to ACT or its Affiliates from the University of Massachusetts (the “University”) and (b) (i) relating to the specification or claims of the Patent Rights, or (ii) useful, necessary or required to develop or manufacture cloned and/or transgenic non-human animals and cloned and/or transgenic cells and tissues from non-human animals within the Field of Use (including, without limitation, (x) improvements relating to the Patent Rights in Exhibit A and (y) any rights obtained directly or indirectly from AUROX LLC, Hematech LLC or Nucleotech LLC (each with offices at 33 Riverside Ave., 2nd Floor, Westport, CT 06880) relating to the Patent Rights); together in each case with all related continuation, continuation-in-part, divisional, reissue, revision, extension, substitution and reexamination patents and patent applications, and all corresponding foreign patents and patent applications and other counterparts of the patents described herein.  Notwithstanding the foregoing, “Improvement Patents” does not include any Robl Patents (including UMass Robl Rights) or any rights or benefits obtained by Licensee pursuant to Section 7.6 (Patent Interference Proceeding), which Robl Patents and rights and benefits shall be licensed and provided to Licensee in accordance with Section 1.10 (and Section 7.4) and Section 7.6, respectively, at no charge to Licensee.

1.7          “Licensee” means Exeter Life Sciences, Inc., an Arizona corporation with offices located at 4455 Camelback Road, Phoenix, Arizona 85018.

1.8          “Licensed Product” means any product:

(a)         the selling or offering for sale of which would infringe one or more Valid Claims of the Patent Rights, but for the licenses granted herein; or

(b)        which is manufactured by using a process or method that would infringe one or more Valid Claims of the Patent Rights, but for the licenses granted herein.

Without limiting the generality of the foregoing, and by way of illustration but not limitation, Licensed Products may include cloned and/or transgenic non-human animals (and any transgenic variants or enhancements thereto) in the Agricultural Animals Subfield; cloned cats, dogs and horses (and any transgenic variants or enhancements thereto) in the Companion Animals Subfield; and the progeny of all such animals and semen, ova and embryos obtained from such animals.

1.9         “Licensed Service” means any service that would infringe one or more Valid

Claims under the Patent Rights, but for the licenses granted hereunder.

1.10        “Net Sales” means the total invoice amount earned on sales by Licensee or its Affiliates of Licensed Products and Licensed Services to any third person or entity (except for an Affiliate of Licensee), less, to the extent applicable, the following:

(a)               discounts allowed;

(b)               sales, tariff and import duties, use and other taxes or governmental charges directly imposed with reference to particular sales;

(c)               packaging, transportation and insurance prepaid or allowed; and

(d)               amounts repaid, allowed or credited on returns or rejection.

In the case of Combination Products, Net Sales means the total invoice amount earned on sales by Licensee or its Affiliates of Combination Products to any third person or entity (except for an Affiliate of Licensee), less, to the extent applicable, the deductions set forth above, multiplied by a proration factor that is determined as follows:

(i)            If all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A/(A+B)], where A is the average invoice amount earned on the Licensed Product during such period when sold separately in finished form, and B is the average invoice amount earned on all other components of the Combination Product during such period when sold separately in finished form; or

(ii)           if all components of the Combination Product were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C/(C+D)], where C is the average fully absorbed cost of the Licensed Product component during the prior quarter and D is the average fully absorbed cost of all other components of the Combination Product during the prior quarter.

1.11        “Patent Rights” means (a) the inventions, invention disclosures, patent applications and patents listed in Exhibit A (“Inventions”); (b) any patents or patent applications claiming inventions disclosed in the Inventions; (c) any continuations, continuations-in-parts, or divisionals of, or other patent applications claiming priority to, patent applications identified in the preceding subsections (a) or (b) and patents issuing therefrom; (d) any extension, renewal, reexamination, substitution, or reissue of a patent identified in subsections (a), (b), or (c); and (e) all foreign equivalents of subsections (a), (b), (c) and (d). Any Robl Patents (including UMass Robl Rights) directly or indirectly owned or controlled by or licensed to the University or ACT or its Affiliates during the term of this Agreement shall be deemed Patent Rights.

1.12        “Robl Patents” means any and all of (a) the patent applications and patents issued on or claiming priority from the U.S. provisional patent applications 60/258,152 or 60/258,151 or the U.S. patent applications 10/015,824 or 10/032,191 or the PCT applications PCT/US01/47882 or PCT/US01/50406, (b) any other patent applications filed on inventions that James Robl participated in the development, description and/or conception of related to inventions disclosed in the patent applications identified in (a), and any other rights, licenses, immunities or interests that ACT or the University acquires or obtains in connection with resolving ownership issues relating to the items in (a); (c) any continuations, continuations-in-parts, or divisionals of, or other patent applications claiming priority to, patent applications identified in the preceding subsection (a) or (b) and patents issuing therefrom; (d) any extension, renewal, reexamination, substitution, or reissue of a patent identified in subsections (a), (b) or (c); and (e) all foreign equivalents of subsections (a), (b), (c), and (d).

1.13         “Sublicense Income” means consideration that Licensee receives for granting a sublicense pursuant to Section 2.2 of this Agreement to any third party not an Affiliate of Licensee, by way of sublicense or other form of agreement, including without limitation license fees, royalties, milestone payments, equity, up-front fees, success fees and license maintenance fees, but excluding payments specifically committed to the development of Licensed Products or Licensed Services.  For the avoidance of doubt, “Sublicense Income” excludes payments made in consideration for the issuance of equity or debt securities of Licensee up to fair market value.

1.14         “Territory” means the world.

1.15         “UMASS License” means the Exclusive License Agreement between ACT and the University, effective as of April 1, 2003, a copy of which is attached hereto as Exhibit C, as it may be amended from time to time after the Effective Date (but excluding any amendments or portions thereof to the extent not consented to by Licensee).

1.16         “UMASS Patent Rights” means Patent Rights licensed by ACT from the University under the UMASS License.

1.17         “Valid Claim” means (a) a claim of any issued and unexpired United States or foreign patent within the Patent Rights owned or controlled by ACT which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for such appeal and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) to the extent rights are granted by a governmental patent authority thereunder (i.e., to the extent that the owner would be able to enforce a right to a patent royalty thereunder under applicable patent law), a pending claim of a published patent application within the Patent Rights owned or controlled by ACT.

1.18         Collective Terms.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

Additional terms may be defined throughout this Agreement.

ARTICLE 2 - GRANT

2.1           (a)           License Grant.  Subject to the terms and conditions of this Agreement, ACT hereby grants to Licensee a royalty-bearing, exclusive (even as to ACT), transferable (in accordance with Section 12.1), sublicensable license, under its rights in the Patent Rights and ACT Technology, to develop, make, have made, use, sell, have sold, offer to sell, import, export, reproduce, distribute, make derivative works based on, perform and display, and otherwise dispose of Licensed Products, to develop and perform Licensed Services, and to use and practice any process; art or method, and to use and incorporate the ACT Technology in products and services, in the Territory in the Field of Use; provided, however, that the exclusive nature of the license granted herein shall be subject to the rights of the licensee(s) identified in the license agreement(s) described in Exhibit B attached hereto (the “Pre-Existing License”). Licensee acknowledges that the Pre-Existing License shall remain in effect in accordance with the terms of said agreement(s) without modification.  This Agreement is subject to the relevant terms of the UMASS License applicable to sublicensees as such terms have been incorporated herein, as the UMASS License may be amended from time to time, provided that (i) as provided in Section 2.1(b) below, the UMASS License may not be amended in a manner that materially and adversely affects the rights and benefits extended to Licensee hereunder without the prior written consent of Licensee, and (ii) in the event of any inconsistency between the UMASS License and Section 2.1(b) hereof, Section 2.1(b) hereof shall govern.  ACT agrees to provide Licensee with prior written notice of any amendments to the UMASS License and provide Licensee with the opportunity to consent to such amendments, in whole or part, in which case this Agreement will be subject to such amendments to the extent consented to by Licensee.

(b)           The UMASS License.  Licensee acknowledges that the UMASS Patent Rights licensed to Licensee hereunder are owned by the University and are licensed to ACT under the UMASS License.  ACT, the University and Licensee agree that, in the event the UMASS License is terminated for any reason (or this Agreement is rejected by ACT in bankruptcy or terminated by Licensee pursuant to Section 8.2 or 8.7), (i) promptly following such termination (or rejection) of the UMASS License, the University shall directly license the UMASS Rights to Licensee in a license agreement with the terms of such license agreement no less favorable than the UMASS License and Licensee will thereafter make any payments due to ACT directly to the University during the term of this Agreement; and (ii) Licensee shall not be liable for any payments that may be due and payable to the University by ACT.  ACT AND THE UNIVERSITY ACKNOWLEDGE AND AGREE THAT LICENSEE SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF THE UNIVERSITY’S OBLIGATIONS UNDER THIS SECTION 2.1(b).  ACT acknowledges and agrees that any payments so made by Licensee to the University shall be credited against any payments due and payable to ACT hereunder.  For the avoidance of doubt, ACT and the University agree that Section 8.5 of the UMASS License shall not apply to Licensee on any expiration or termination of the UMASS License and shall not be construed as vitiating the provisions of this Agreement (including Sections 2.1(a) and this Section 2.1(b)).  ACT and the University agree that the provisions of this Section 2.1(b) shall govern in the event that the

UMASS License is terminated.  ACT and the University agree that Licensee will not be bound by any amendment to the UMASS License that adversely affects Licensee’s rights or obligations under this Agreement in any material respect, unless Licensee agrees in writing to such amendment.  For the avoidance of doubt, ACT and the University agree that Licensee has no obligations to the University under the UMASS License, including without limitation any obligation to make any payments to the University thereunder.

2.2           Sublicenses to Patent Rights.  Licensee shall have the right to grant further sublicenses to or under the Patent Rights. Licensee shall make reasonable commercial efforts to provide ACT with a copy of all sublicense agreements of the Patent Rights prior to execution, which shall be deemed Licensee’s Confidential Information subject to the provisions of Article 9 of this Agreement, provided that failure to provide a copy prior to execution shall not be deemed a material breach of this Agreement.  Licensee shall report to ACT annually regarding the progress of its sublicensees in developing Licensed Products.  Licensee shall include in its sublicense agreements the right to terminate sublicenses of the Patent Rights where its sublicensees fail to make reasonable progress toward commercial application of Licensed Products.  Licensee may not transfer the rights to grant further sublicenses of the Patent Rights in sublicense agreements, unless the sublicense agreement grants the exclusive right to practice technology in a limited field.  Licensee may not grant its sublicensees of the Patent Rights the right to transfer sublicensing rights to their sublicensees.  Licensee shall require in every sublicense agreement of the Patent Rights the receipt of fair value (which may be the form of royalties, lump sum payments, or equity) in exchange for the sublicense, which assessment of fair value may be made by Licensee in its sole discretion.

2.3           Technology Transfer.  Promptly upon execution of this Agreement ACT shall provide Licensee with all existing ACT Technology (including without limitation information and materials as may be reasonably necessary to allow Licensee to fully exploit the licenses granted hereunder, including any such information, data or know-how obtained from the University).  From time to time thereafter during the term of the Agreement, ACT shall provide Licensee with any additional ACT Technology and such technical assistance as Licensee reasonably shall request, provided that such requests do not unreasonably interfere with the regular business operations of ACT.

2.4           Right of First Negotiation.  Notwithstanding anything to the contrary in this Agreement, in the event that ACT acquires, licenses, controls or otherwise comes to have rights in or to any Improvement Patents, Licensee shall have a right of first negotiation to obtain an exclusive or, at Licensee’s option, non-exclusive right and license to such Improvement Patents and all related intellectual property rights in the Field of Use to the maximum extent of ACT’s rights to grant such a license.  ACT shall promptly notify Licensee upon obtaining any such rights and shall, prior to any discussion with any third party, present to Licensee, a proposal of terms and conditions both to obtain an (x) exclusive or (y) nonexclusive right and license to such Improvement Patents and all related intellectual property rights in the Field of Use.  In the event that Licensee and ACT have not agreed upon the terms and conditions pursuant to which Licensee would receive such a right and license within 120 days after Licensee’s receipt of ACT’s proposal, ACT shall be free to discuss terms and conditions for granting of rights and license with respect to such specific Improvement Patent(s) with any third party without further obligation to Licensee; provided, however, that no right or license with respect to any such Improvement Patent will be granted to a third party within 12 months of the later of (i) termination of negotiations between Licensee and ACT, or (ii) the expiration of the above mentioned 120 days, under terms and conditions more favorable to the third party than the terms and conditions last discussed with Licensee without first offering such more favorable terms and conditions to Licensee for Licensee’s consideration and possible acceptance.  Notwithstanding the foregoing, to the extent that any Improvement Patent is subject to Cyagra, Inc.’s right of first offer/negotiation as set forth in Section 2.3 of the Cyagra Agreement, ACT’s obligation to present a proposal to Licensee and to negotiate with Licensee in good faith shall be suspended (but only if an Improvement Patent constitutes a Cyagra Development and only to the extent of Cyagra’s specified fields of use) until the Option Period or, if applicable, the Negotiation Period expires.  If ACT and Cyagra, Inc. have executed a written license agreement to such Improvement Patent within the scope of Cyagra’s option rights in Section 2.3 of the Cyagra Agreement prior to such expiration, ACT’s obligations under this Section 2.4 shall not apply to those rights to the Improvement Patent thereby licensed to Cyagra.  (Capitalized terms in the preceding two sentences shall have the meanings ascribed to them in the Cyagra Agreement, unless otherwise defined herein.)

ARTICLE 3 - LICENSEE OBLIGATIONS
RELATING TO COMMERCIALIZATION

3.1           Licensee shall use commercially reasonable and diligent efforts to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market.  Licensee shall spend at least Two Hundred Thousand Dollars ($200,000) per year for the first two (2) years and One Hundred Thousand Dollars for the following six (6) months of the term of this Agreement on research and development and other activities directed to the commercialization of the Patent Rights and other University technology related to the cloning of animals.

3.2           Licensee shall maintain complete and accurate records of Licensed Products that are made or sold and Licensed Services that are sold by Licensee under this Agreement.  Not later than May 1st of each year following the Effective Date, Licensee shall furnish ACT with an executive summary report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval (if applicable), marketing efforts (including Licensed Products made or sold and Licensed Services sold or performed) and sales figures, provided that such reports shall be deemed Licensee’s Confidential Information subject to the provisions of Article 9 of this Agreement.

ARTICLE 4 - CONSIDERATION

4.1           Initial Payment.  In partial consideration of the rights and licenses granted to Licensee by ACT in this Agreement, Licensee agrees to pay to ACT an initial license fee of ONE MILLION DOLLARS ($1,000,000.00) (the “License Fee”),

payable as follows: FIVE HUNDRED THOUSAND DOLLARS ($500,000) due five (5) business days after the Effective Date; and five (5) additional payments of ONE HUNDRED THOUSAND DOLLARS ($l00,000) each (“Installments”), with one Installment due at each of the five (5) successive one-month intervals after the Effective Date (i.e. one Installment due on the one-month, two-month, three-month, four-month and five-month anniversary of the Effective Date).  One hundred percent (100%) of the License Fee shall be deemed earned (subject to Section 7.4).  The License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement except as set forth in Section 7.4 (Sufficiency of Rights).

4.2           Royalties.

(a)           In partial consideration of the license rights and licenses granted by ACT to Licensee in this Agreement, Licensee agrees to pay to ACT an earned royalty equal to five percent (5%) of the Net Sales of all Licensed Products and Licensed Services sold by Licensee in each country where such sales would infringe a Valid Claim in such country but for the licenses granted herein; provided, however, that where the Licensed Products sold are the progeny of cloned animals that are Licensed Products (or products obtained from such progeny (such as semen or ova)) (“Progeny Products”), the royalty shall be only three percent (3%) of the Net Sales of such Progeny Products. For the avoidance of doubt, no multiple royalties shall be payable because any Licensed Product or Licensed Service is covered by more than one patent or patent application within the Patent Rights.

(b)           The obligation of Licensee to pay royalties on sales of Licensed Products or Licensed Services covered by a Valid Claim of the Patent Rights shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable Valid Claim within the Patent Rights in the country in the Territory in which the Licensed Product or Licensed Service is sold.

4.3           License Maintenance Fee.

(a)           Subject to the terms and conditions of this Agreement (including without limitation subsections (b) and (c) of this Section 4.3), commencing on October 1, 2005, Licensee shall, thereafter during the term of this Agreement, pay an annual maintenance fee for each twelve-month period beginning on October 1 and ending on September 30 of the following year (the “Maintenance Fee Period”).  The amount of the maintenance fee shall be ONE HUNDRED THOUSAND DOLLARS ($100,000.00) for the Maintenance Fee Period beginning on October 1, 2005 and shall thereafter increase by FIFTY THOUSAND DOLLARS ($50,000.00) for each successive Maintenance Fee Period thereafter until such time that the maintenance fee equals FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) at which time the maintenance fee shall remain at FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) for the remaining term of the Agreement (as illustrated in the chart below); provided however that for any

Maintenance Fee Period during which at least one Valid Claim does not exist and remain enforceable throughout the Maintenance Fee Period, the maintenance fee shall be Fifteen Thousand Dollars ($15,000).  Subject to the terms and conditions of this Agreement, the first annual maintenance fee is due on October 1, 2005 and subsequent maintenance fee payments are due on October 1 of each subsequent year.

Maintenance Fee Period	Maintenance Fee
October 1, 2005-September 30, 2006	$100,000.00
October 1, 2006-September 30, 2007	$150,000.00
October 1, 2007-September 30, 2008	$200,000.00
October 1, 2008-September 30, 2009	$250,000.00
October 1, 2009-September 30, 2010	$300,000.00
October 1, 2010-September 30, 2011	$350,000.00
October 1, 2011-September 30, 2012	$400,000.00
October 1, 2012-September 30, 2013	$450,000.00
October 1, 2013-September 30, 2014	$500,000.00
October 1, 2014-September 30, 2015	$500,000.00
October 1, 2015-September 30, 2016	$500,000.00
Each annual 12-month period starting from October 1, 2016 and thereafter	$500,000.00

(b)           The maintenance fee payments shall be considered an advance against royalties and Sublicense Income payable to ACT hereunder and shall be fully creditable against any royalties and Sublicense Income payable to ACT hereunder.  Accordingly, Licensee shall not be obligated to pay ACT any royalties or Sublicense Income otherwise payable hereunder to the extent that the total accrued royalties and Sublicense Income to date do not exceed the total maintenance fees paid to such date.  Waiver of any payment of the annual maintenance fee by ACT shall not be construed as a waiver of any subsequent payment of the annual maintenance fee.

(c)           The obligation of Licensee to pay maintenance fees shall terminate concurrently with the expiration or termination of the last applicable Valid Claim within the Patent Rights in the Territory.

4.4           Third Party Royalties.  In the event that Licensee is required to make royalty payments to one or more third parties for licensed intellectual property in order to develop, make, have made, use, import, export, sell, offer for sale or otherwise exploit Licensed Products or to perform Licensed Services, Licensee may offset such third-party payments against any royalty payments that are due to ACT in the same royalty period, provided, however, that in no event shall the royalty payments that are due to ACT in such royalty period be reduced below three percent (3%) of Net Sales by such third-party royalty payments.

4.5           Other ACT Royalties.  In the event that (i) Licensee and/or any of its Affiliates is required to pay any royalties to ACT and/or its Affiliates under any other agreement(s) (“ACT Agreements”) during the term hereof in connection with developing, making, having made, using, importing, exporting, selling, offering for sale or otherwise exploiting Licensed Products or performing Licensed Services and (ii) on a product-by-product or service-by-service basis Licensee and/or its Affiliates are obligated (under such ACT Agreements and this Agreement) to pay aggregate royalties of greater than six percent (6%) of Net Sales to ACT and its Affiliates, Licensee may offset royalty payments due under the ACT Agreements against any royalty payments that are due to ACT hereunder on the sale of each Licensed Product or Licensed Service such that the total aggregate royalty, excluding (i.e. without taking into account) maintenance fees and/or minimum royalty obligations, due by Licensee does not exceed six percent (6%) of Net Sales of such Licensed Products or Licensed Services.

4.6           Sublicense Income.  Licensee shall pay to ACT a total of twenty-five percent (25%) of all Sublicense Income, except that for Sublicense Income comprising equity, Licensee shall have the option of (a) transferring (or otherwise arranging issuance) to ACT twenty-five percent (25%) of the shares (or other form of equity interest) or (b) paying to ACT an amount equal to ten percent (10%) of the fair market value of such shares (or other form of equity interest) as determined by the board of directors of the issuing entity at the time of issuance to Licensee (or if not so determined, as determined by the most recent per-share price at which such same class of shares (or other equity) were sold to unaffiliated third parties by the issuing entity on comparable terms).

4.7           Payment Method.  All payments due under this Agreement shall be paid to ACT in Worcester, Massachusetts, U.S.A., and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind; provided, however, that any withholding tax required to be withheld by Licensee on royalty or Sublicense Income payments under the laws of any country in the Territory for the account of ACT will be promptly paid by Licensee for and on behalf of ACT to the appropriate governmental authority, and Licensee will furnish ACT with proof of payment of such tax.  Any such tax actually paid on behalf of ACT may be deducted from royalty payments or Sublicense Income due ACT.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

4.8           Late Fee.  Licensee shall pay ACT interest on any overdue amounts at the rate of ten percent (10%) per annum, from the date when such payment should have been made pursuant to Section 4.1, 4.2, 4.3 and/or 4.6, as applicable.

ARTICLE 5 - REPORTS AND RECORDS

5.1           Audit Right.  Licensee shall keep full, true and accurate books of account containing all particulars necessary for the purpose of showing the amounts payable to ACT hereunder.  Said books of account shall be kept at Licensee’s principal place of business for three and one half (3-1/2) years following the end of the calendar year to which they pertain.  Said books and the supporting data shall be open upon reasonable advance notice during Licensee’s normal business hours (and no more frequently than once per calendar year) for three and one half (3-1/2) years following the end of the calendar year to which they pertain, to the inspection of an independent auditor reasonably acceptable to Licensee for the purpose of verifying Licensee’s royalty statement or compliance with payment obligations under this Agreement.  If any such audit determines that the reported payments to ACT were less than ninety five percent (95%) of the actual amount due to ACT for the calendar year in question, Licensee shall bear the reasonable cost of such auditor’s inspection and pay any undisputed deficit amounts within 30 days.  In all other cases, ACT shall pay the costs of the audit.  All information disclosed pursuant to an audit shall be treated as Licensee’s Confidential Information and, other than the amount of any shortfall, which may be disclosed to ACT, shall not be disclosed to any third party (including ACT) or used for any purpose other than to determine the correctness of Licensee’s royalty statement or payment obligations under this Agreement.

5.2           Reports.  After the first commercial sale of a Licensed Product or Licensed Service, Licensee, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to ACT a true and accurate report, giving such particulars of the business conducted by Licensee during the preceding three-month period under this Agreement necessary for the purpose of accounting hereunder.  Without limiting the generality of the foregoing, these reports shall include the following:

(a)           number of Licensed Products manufactured by Licensee or by any third party on Licensee’s behalf;

(b)           number of Licensed Products sold by Licensee;

(c)           total receipts for Licensed Products sold by Licensee;

(d)           total receipts for all Licensed Services sold by Licensee;

(e)           deductions applicable as provided in Section 1.8; and

(f)            the amount of Sublicense Income due to ACT for the applicable royalty period from each sublicensee.

5.3           Royalty Report.  With each such report submitted, Licensee shall pay to ACT the royalties due and payable under this Agreement.  If no royalties shall be due, Licensee shall so report.  All information disclosed in such report shall be Licensee’s Confidential Information.

ARTICLE 6 - PATENT RIGHTS

6.1           Responsibility for the Patent Rights.  ACT shall be solely responsible for the preparation, filing, prosecution and maintenance of the Patent Rights.  The costs of such filing, prosecution and maintenance (including without limitation the payment of all government fees in any given country required to maintain the Patent Rights) shall be borne by ACT.

6.2           Licensee’s Participation.  Licensee’s patent counsel shall be given a reasonable opportunity to comment, at Licensee’s expense, on all proposed patent filings (“Filings”) and responses (“Responses”) to patent office actions or other patent office communications that may affect the Patent Rights or Licensee’s rights and obligations hereunder either directly or in combination with any response thereto (collectively, “Office Communications”) with respect to the Patent Rights.  In the case of Filings, and in the case of Office Communications to which ACT must respond in a period of time equal to or exceeding sixty (60) days (excluding extensions), ACT shall deliver copies of its proposed Filings or Response to Licensee not later than fifteen (15) business days prior to the patent office deadline (excluding extensions) for such Response.  ACT will not unreasonably refuse to accept any suggestions of Licensee’s patent counsel regarding such Filing or Response, provided that Licensee’s patent counsel provides such comments to ACT’s patent counsel not less than five (5) days prior to the patent office deadline (excluding extensions) for such Filing or Response.  In the case of Office Communications to which ACT must respond in less than sixty (60) days (including any extensions), ACT shall deliver copies of its proposed Response to Licensee not later than ten (10) days prior to the patent office deadline, and ACT will not unreasonably refuse to accept any suggestions of Licensee’s patent counsel regarding such Response, provided that Licensee’s patent counsel provides such comments to ACT’s patent counsel not less than five (5) days prior to the final patent office deadline for such Response.  In any event, ACT will provide Licensee with copies of all Office Communications relating to the Patent Rights reasonably promptly after ACT’s receipt thereof, but in any event within five (5) business days of receipt.  Where ACT fails to forward Office Communications within the time frame indicated, ACT shall use its best efforts and own expense to obtain an extension of time to file the Office Communication so as to provide Licensee fifteen (15) business days to review and comment on such Office Communication prior to filing.  ACT agrees to make best efforts to secure and perfect valid U.S. patents covering the inventions of invention disclosures UMA 01-02 and UMA 99-19 and, if Licensee requests, to consult closely with Licensee’s patent counsel in these efforts.

6.3           Abandonment.  ACT will not allow any patent or patent application within the Patent Rights to become expired or abandoned, or fail to diligently pursue patent protection for any invention within the Patent Rights, without giving (a) prior written notice to Licensee of such expiration or abandonment or failure to pursue patent protection, and (b) Licensee the right to assume responsibility for such patent or patent application, subject to the priority right of Goyaike, S.A., to assume such responsibility in South America pursuant to the Pre-existing License.  If Licensee so elects, (i) ACT will execute a power of attorney to assign all its rights to, including the right to prosecute, such patent or patent application in the applicable jurisdiction(s) to Licensee and will otherwise perform all acts and make all filings necessary to permit Licensee’s designees to prosecute and maintain such patent or application in such jurisdiction(s) and transact all matters connected therewith (including, as necessary, appointing Licensee as ACT’s delegatee or agent for the purpose of continuing to exercise ACT’s prosecution and maintenance rights under the UMass License, appointing Licensee’s patent counsel as associate attorneys of record, and changing address of the patent attorney of record with the appropriate patent authorities), (ii) Licensee will thereafter assume control thereof and all expenses (arising thereafter) for such prosecution and maintenance by Licensee, (iii) Licensee’s license and rights to such Patent Rights shall be irrevocable and royalty-free for so long as Licensee prosecutes or maintains such patent or patent application and meets the commercialization standards in Section 3.1 with respect to such patent, and (iv) notwithstanding Section 4, the maintenance fees (and, until the UMass Robl Rights are included within the Patent Rights licensed to Licensee hereunder and licensed to Licensee under the full scope of the licenses granted hereunder, any other amounts) due by Licensee hereunder shall be reduced by Licensee’s expenses incurred in such prosecution and maintenance, up to a maximum of the average annual prosecution and maintenance costs (regardless of who incurred such costs) for the otherwise abandoned or unpursued claims incurred in the preceding three calendar years in a particular country or jurisdiction where they would have been abandoned or unpursued, provided, however, that Licensee may deduct all costs incurred by Licensee from maintenance fees (and, until the UMass Robl Rights are included within the Patent Rights licensed to Licensee hereunder and licensed to Licensee under the full scope of the licenses granted hereunder, any other amounts) otherwise due hereunder (x) for any patents and patent applications within the Robl Patents that are licensed to Licensee hereunder and/or (y) for the following countries: United States, Canada, Europe, Australia, New Zealand and Japan.  At Licensee’s request, ACT shall provide Licensee with its costs of prosecution and maintenance for any Patent Rights in sufficient detail for purposes of the foregoing calculation.  Licensee’s rights under this Section 6.3 shall be subject to the rights of the University under the UMASS License (i.e. Section 6 thereof), provided that the University agrees to, and ACT shall cause the University to, permit Licensee to assume control and responsibility for prosecution and maintenance in accordance with this Section 6.3 provided Licensee also complies with the obligations of Sections 6.1, 6.2, and 6.3 (mistakenly renumbered as a second section ”6.2”) of the UMASS License with respect to any patent or patent application for which Licensee has assumed responsibility under this Section 6.3. Licensee may elect to return control to ACT of prosecution and maintenance of any patent or patent application in any jurisdiction at any time by providing notice to ACT thereof, in which event Licensee will have no further obligation to pay any expenses arising thereafter for prosecution and maintenance of such patent or patent application, Licensee’s license to such patent or patent application in such jurisdiction will, as of the notice date, become royalty-bearing, as applicable, and Licensee will cooperate in transferring control back to ACT.

6.4           Cooperation.  If Licensee elects to assume responsibility for any Patent Rights in accordance with Section 6.3, ACT will cooperate fully with Licensee in the preparation, filing, prosecution, and maintenance of all Patent Rights.  Cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of ACT to execute papers and instruments as reasonably appropriate to enable Licensee to file, prosecute, and maintain Patent Rights in any country; and (b) promptly informing Licensee of matters that may affect preparation, filing, prosecution, or maintenance of Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application). In addition, ACT agrees to keep Licensee informed of the status of its and the University’s activities regarding the Robl Patents, reporting no less frequently than semimonthly to Licensee and promptly providing Licensee with copies of all Filings and Responses by ACT or the University relating thereto.

6.5           Enforcement of the Patent Rights.  The parties agree to notify each other in writing of any actual or threatened infringement by a third party of the Patent Rights or of any third-party claim of invalidity or unenforceability of the Patent Rights.  ACT shall have the first right to prosecute and defend such claims under its sole control and at its sole expense.  If ACT does proceed with such prosecution or defense, Licensee shall provide reasonable assistance to ACT at ACT’s request, provided ACT pays Licensee for the reasonable out-of-pockets costs incurred by Licensee in such assistance.  Any recovery obtained in an action under this Section 6.5 shall be distributed as follows, in this order: (i) each party shall be reimbursed for any expenses incurred in the action; (ii) as to ordinary damages, Licensee shall receive an amount equal to lost profits or a reasonable royalty on the infringing sales (whichever measure the court applied), less a reasonable approximation of the royalties that Licensee would have paid to ACT if Licensee had received such amount as Net Sales of Licensed Products sold by Licensee; and (iii) as to any additional damages, the parties shall share equally in any award.

6.6           Licensee Rights to Enforce.  In the event that ACT fails to initiate an infringement action within a reasonable time (but no more than one hundred eighty (180) days) after ACT becomes aware of the basis for such action (e.g., the actual or threatened infringement) or fails to answer a declaratory judgment action within a reasonable time (but no more than ninety (90) days) after ACT receives or becomes aware of such infringement or action, Licensee shall have the right, after notifying ACT in writing, to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense.  If Licensee does proceed with such prosecution or defense, ACT shall provide reasonable assistance to Licensee at Licensee’s request, provided Licensee pays ACT for its reasonable out-of-pockets costs incurred in such assistance.  In the event either party exercises its rights hereunder to proceed with any such prosecution or defense, such party shall consult with the other party regarding the course of such proceedings and shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action that admits the invalidity or unenforceability of any Patent Rights or that would adversely affect the rights of the other party without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.  Licensee’s rights under this Section 6.6 shall be subject to the rights of the University under the UMASS License (i.e. Section 6.3(d) thereof), provided that the University agrees to, and ACT shall cause the University to, permit Licensee to assume control of and responsibility for such infringement action or defense in accordance with this Section 6.6 provided Licensee consults and cooperates with the University in accordance with Section 6.3(b) and (e) of the UMASS License.  ACT will otherwise perform all acts and effect all filings necessary to permit Licensee to exercise its rights under this Section 6.6.  Any recovery obtained in an action under this Section 6.6 shall be distributed as follows, in this order: (i) Licensee shall be reimbursed for any expenses incurred in the action; (ii) Licensee shall receive the remaining recovery, less a reasonable approximation of the royalties that Licensee would have paid to ACT if Licensee had received the amount awarded as ordinary damages as Net Sales of Licensed Products sold by Licensee.  Licensee may offset 100% of any unreimbursed expenses incurred under this Section 6.6 (including those incurred in connection with any patents and patent applications within the Robl Patents licensed to Licensee hereunder) against any royalty, maintenance fee or other payments due to ACT under this Agreement.

ARTICLE 7 – INDEMNIFICATION; LIMITATION OF LIABILITY

7.1           Indemnification by ACT.  ACT shall defend, indemnify and hold harmless Licensee, the University, and their Affiliates, sublicensees, successors and assigns, and their respective trustees, agents, directors, officers, shareholders, partners and employees (each, an “Indemnified Party”), at ACT’s cost and expense, from and against any and all losses, costs, liabilities, licensing fees, damages, fees and expenses, including reasonable attorneys’ fees and expenses (“Losses”) incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments (‘‘Claims”):

(a) arising out of any breach by ACT of any representation or warranty of ACT hereunder;

(b) arising out of any third party claim asserted against an Indemnified Party based on the alleged infringement, violation or misappropriation of a patent or other protected intellectual property right which arises from the practice of the Patent Rights;

(c) arising out of any consequences of any patent interference proceedings or opposition proceedings before the U.S. Patent and Trademark Office or similar authorities in the Territory involving the Patent Rights;

(d) arising out of any third party claim asserted against an Indemnified Party that the use of the ACT Technology infringes, violates or misappropriates the intellectual property or other rights (excluding patent rights) of such third party;

(e) arising out of failure by the University or ACT to permit Licensee to assume (i) control of prosecution and maintenance of any patent or patent application in accordance with Section 6.3 or (ii) control of prosecution of infringement or declaratory judgment actions in accordance with Section 6.6; including Losses arising from removal of any rights from the UMass License (and thus this Agreement) resulting from such failure and loss of any recovery otherwise distributable to Licensee under Section 6.6; or

(f) arising out of any claim by the University (or its trustees, agents, directors, officers, shareholders, partners or employees or their successors or assigns) (i) asserted against Licensee or its Affiliates or sublicensees seeking performance under or direct compliance with the UMass License or (ii) asserting that Licensee may not assign this Agreement in accordance with Section 12.1 or that assignment of this Agreement by Licensee in accordance with Section 12.1 is void or ineffective.

7.2           Indemnification by Licensee.  Licensee shall defend, indemnify and hold harmless ACT, the University and their Affiliates, successors and assigns, and their respective trustees, agents, directors, officers, shareholders, partners and employees, at Licensee’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments:

(a) arising out of any breach by Licensee of any representation or warranty of Licensee hereunder, or

(b) arising out of the death or injury to any person or persons or out of any damage to tangible property resulting from, or otherwise attributable to, the making, using, development, and/or sale by Licensee of any Licensed Products or Licensed Services under this Agreement.

7.3           Indemnification Claims.  Each party shall give the other party prompt notice of any claim for which indemnification under this Section 7 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense.  The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to control settlement discussions) with counsel reasonably satisfactory to the other party, which other party may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof.  No claim that is subject to indemnification under this Article 7 shall be settled or otherwise compromised other than by the party defending such claim, and then only with the prior written consent of the other party, which shall not be unreasonably withheld or delayed; it shall not be unreasonable to withhold consent if the settlement or compromise either (a) imposes on the indemnified party any liability or obligation which cannot be assumed and performed in full by the indemnifying party, or (b) materially adversely affects the indemnified party or its rights hereunder.  The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action shall not release the indemnifying party from any liability to the indemnified party under this Section 7 other than any liabilities directly attributable to such failure.  Any amounts for which ACT is liable under Section 7.1 or Section 7.4 may be offset by Licensee against any payments required hereunder.

7.4           Sufficiency of Rights.  (a) ACT and the University agree and acknowledge that the Robl Patents are intended to be included in the licenses granted to Licensee hereunder and that such inclusion is an essential basis of the bargain between ACT and Licensee.  Accordingly, any rights, licenses, immunities or interests that ACT or the University acquires or obtains in connection with resolving ownership issues relating to the Robl Patents described in Section 1.12(a) (whether through assignment, license, settlement, interference proceeding or otherwise) shall be deemed automatically licensed by the University to ACT pursuant to the UMASS License and thus automatically licensed by ACT to Licensee under this Agreement (or in the case of immunities, the benefits shall be extended to Licensee and its Affiliates and sublicensees).

(b) Notwithstanding any other provision of this Agreement, in the event that, by October 1, 2005, the UMass Robl Rights (as defined below) are not included within the Patent Rights licensed to Licensee hereunder and licensed to Licensee under the full scope of the licenses granted hereunder, then the following provisions shall take effect:

(i) Licensee’s obligations to pay (A) the maintenance fee otherwise due on such date for the first Maintenance Fee Period and (B) the maintenance fee otherwise due for any subsequent Maintenance Fee Period during which entire period the UMass Robl Rights are not included within the Patent Rights and licensed to Licensee under the full scope of the licenses granted hereunder, shall be suspended and such fees shall not be due or payable unless and until the UMass Robl Rights become licensed by ACT to Licensee as Patent Rights under the full scope of the licenses granted hereunder (in which case, ACT shall provide notice and adequate written evidence of such license to Licensee, and Licensee shall have thirty (30) days from such notice to pay all maintenance fees accrued and otherwise payable through such notice date).  For the avoidance of doubt, such fees shall accrue but shall not be earned, due, or payable unless and until the preceding conditions are met.

(ii) ACT shall (A) refund to Licensee the amount of Five Hundred Thousand Dollars ($500,000) within thirty (30) days of receipt of notice from Licensee requesting such refund and (B) at the sole option of Licensee, either issue equity in ACT to Licensee or grant a license of intellectual property useful to Licensee (as determined by Licensee in its sole discretion), in either case having a fair market value of Five Hundred Thousand Dollars ($500,000) and on terms no less favorable than offered to any third party (or to Licensee under this Agreement or any other equity agreement with ACT), within ninety (90) days of receipt of notice from Licensee, provided that if the parties are unable to reach agreement on the terms of any such equity issuance, license agreement, or other substitute consideration within ninety (90) days of ACT’s receipt of such notice, or if ACT is no longer conducting business operations in the ordinary course or is unable to license sufficient intellectual property useful to Licensee (as determined by Licensee in its sole discretion), then ACT shall, within thirty (30) days of Licensee’s written request, pay Licensee the amount of Four Hundred Thousand Fifty Dollars ($450,000) in lieu of equity or a license (the foregoing subsections (A) and (B), “Refund Rights”); provided further, however, that if the University and/or ACT has commenced a suit against James Robl within ninety (90) days of the Effective Date seeking return of the UMass Robl Rights to the University, such suit is being actively pursued in good faith by the University and/or ACT, and such suit has not resulted in any court decision, judgment or ruling, or other settlement or compromise, detrimental to the University’s claim to ownership of the UMass Robl Rights or detrimental to the University’s and ACT’s right to license such rights to ACT and Licensee, respectively, then Licensee’s Refund Rights shall be suspended until (x) any such detrimental decision, judgment or ruling, or other settlement or compromise, (y) the suit is otherwise abandoned, dismissed or terminated, or (z) both the University and ACT cease to actively pursue the suit in good faith.  Upon any final, enforceable court decision, judgment or ruling or other settlement or compromise, in each case which is not subject to further appeal, as a result of which the UMass Robl Rights may be included within the Patent Rights licensed to Licensee hereunder, and are licensed to Licensee under the full scope of the licenses granted hereunder, Licensee’s Refund Rights shall terminate.

(c) As used herein, “UMass Robl Rights” shall mean the inventions and invention disclosures that James Robl participated in the development, description and/or conception of prior to terminating employment with the University and that are disclosed in or related to the Robl Patents described in Section 1.12(a), including without limitation all inventions disclosed in or encompassed by invention disclosures UMA 99-19 and UMA 01-02; and any patent applications and patents to the extent claiming such inventions.

(d)           The parties acknowledge that the provisions of Section 7.4(b) and (e) are intended to reflect fairly the costs to Licensee of failing to obtain any material benefit for its license fee hereunder and are not a penalty.

(e)           Notwithstanding any other provision of this Agreement, as between ACT and Licensee, all fees, costs, expenses, royalties, and other payments incurred in connection with obtaining or reclaiming the UMass Robl Rights and/or contesting the ownership or validity of the UMass Robl Rights or any underlying patent(s) or patent applications, whether incurred by Licensee, ACT or otherwise (including any fees, costs, expenses, royalties or other payments required to paid under or in connection with any agreement concerning the UMass Robl Rights) (collectively, the “Robl Costs”) shall be borne, as between ACT and Licensee, by ACT alone, and notwithstanding any other provision of this Agreement, Licensee shall not be required to reimburse ACT for, or otherwise pay, and ACT shall indemnify Licensee and hold Licensee harmless from and against any such Robl Costs.  ACT shall indemnify Licensee, its Affiliates and its sublicensees and hold them harmless from and against any Losses (as defined in Section 7.1) arising out of or relating to any claim or allegation that Licensee or any of its Affiliates or sublicensees, or their successors or assigns, have infringed any UMass Robl Rights.

7.5           LIMITATION OF LIABILITY.  EXCEPT WITH RESPECT TO (I) LIABILITY THAT RESULTS FROM EITHER PARTY’S MATERIAL BREACH OF SECTION 9 (CONFIDENTIALITY), (II) LIABILITY ARISING UNDER SECTIONS 7.1 OR 7.2 (INDEMNIFICATION) OR 7.4 (SUFFICIENCY OF RIGHTS), OR (III) CLAIMS BASED ON FRAUD BY THE OTHER PARTY, IN NO EVENT SHALL EITHER PARTY (OR ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

7.6           Insurance.  Each party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits.  Upon request, a party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days’ prior written notice of any cancellation, termination or reduction of coverage.

7.7           Patent Interference Proceeding.  In the event that ACT or any of its Affiliates or the University enters into any settlement agreements, consent orders or compromises arising out of any patent interference or opposition proceedings pending before the U.S. Patent and Trademark Office or similar authorities in the Territory or any court of competent jurisdiction involving the Patent Rights, ACT and the University shall ensure that Licensee and its Affiliates and sublicensees will obtain the benefits of such settlements, orders or compromises.  Any out-of-pocket expenses incurred by Licensee in assisting with or participating in any such proceedings at the request of ACT may be deducted from any amounts owed by Licensee to ACT under this Agreement.

ARTICLE 8 – TERMINATION

8.1           Term.  The term of this Agreement shall commence on the Effective Date and shall remain in effect unless sooner terminated as provided herein.

8.2           Termination for Cause.  If either party materially breaches any material provision of this Agreement and if such breach is not cured within ninety (90) days (the “Cure Period”) after receiving written notice from the other party specifying such breach in reasonable detail, the non-breaching party shall have the right to terminate this Agreement by giving written notice thereof to the party in breach, which termination shall go into effect immediately on receipt unless the allegedly breaching party delivers a Resolution Notice (pursuant to Section 12.8; provided that the Negotiation Period shall be reduced to ten (10) business days) to the other party within five (5) days of such second notice (in which event, such termination shall not be effective unless and until there has been a final mutually agreed resolution by the parties to terminate or a final decision of the arbitrator that the allegedly breaching party has materially breached a material provision hereof and that the Agreement should be terminated as a result thereof).

8.3           Termination for Convenience.  Licensee shall have the right to terminate this Agreement at any time without cause on sixty (60) days’ prior notice to ACT.

8.4           Existing Stock.  In the event that this Agreement terminates or expires, Licensee and its sublicensees hereunder shall retain limited rights to sell any Licensed Products existing or under production (e.g., a cloned animal in utero or a cloned embryo) and to perform Licensed Services related to such Licensed Products, subject to the terms of this Agreement (including without limitation the obligation to pay royalties under Article 4 to the extent not creditable or offsetable against maintenance fees), but Licensee shall have no obligation to pay any annual maintenance fees or portion thereof, except for any such payment due and payable prior to the effective termination date.

8.5           Survival.  Upon any termination or expiration of this Agreement: nothing herein shall be construed to release either party from any obligation incurred prior to the effective date of such termination (except as set forth below); Articles/Sections 1,7, 8, 9,11,12.1,12.7 through 12.13, and (only with respect to any patent or patent application for which Licensee has assumed responsibility) 6.3 (iii), and (only with respect to any action already commenced as of the date of termination notice) the provisions allocating recoveries in 6.3 and 6.6, shall survive and continue in full force and effect; as of the date of termination notice, Licensee shall have no further obligation with respect to any maintenance fee amounts accrued but not due under Section 7.4(b); Licensee may exercise its Refund Rights under Section 7.4(b), if not previously exercised; if termination notice is provided by Licensee after the fourth anniversary date of the Effective Date and its Refund Rights are then suspended pursuant to Section 7.4(b), Licensee may nevertheless exercise the Refund Rights; any sublicensee shall have the option to retain its license rights in accordance with the terms of its sublicense granted by Licensee prior to the effective termination date of this Agreement, provided such sublicensee agrees to remit to ACT all amounts owing thereunder after the effective termination date that are attributable to its sublicense of the Patent Rights.  Upon any termination or expiration of this Agreement, each party shall promptly return to the other party, or destroy, all written Confidential Information of the other party, and all copies, notes or extracts thereof (except to the extent reasonably necessary to exercise the license in the following sentence, if applicable).  Upon the expiration, determination, disclaimer or admission of invalidity or unenforceability of the last Valid Claim within the Licensed Patents, the license to ACT Technology granted under Section 2.1 shall become irrevocable, non-exclusive, fully paid up and royalty-free.  Upon any rejection of this Agreement by ACT in bankruptcy or termination of this Agreement by Licensee pursuant to Section 8.2 or 8.7, Section 2.1(b) shall survive and continue in full force and effect.

8.6           Termination for Change in Law.  Licensee may immediately terminate this Agreement on written notice to ACT in the event that there are any changes in law that may have material adverse effect on Licensee’s right to develop, make, have made, import, export, use, sell or otherwise exploit or perform Licensed Products or Licensed Services.

8.7           Termination of UMASS License.  Licensee may immediately terminate this Agreement effective on written notice to ACT in the event that the UMASS License terminates or expires for any reason.

ARTICLE 9 – CONFIDENTIALITY AND NON-DISCLOSURE

9.1           Confidential Information: Non-Disclosure.  “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) pursuant to this Agreement which, if disclosed in written form, is marked “Confidential” or “Proprietary” or by a similar legend or which, if disclosed orally or visually, is identified as confidential information at the time of disclosure and confirmed by written outline mailed to the other party within thirty (30) days of the original disclosure.  Licensee’s Confidential Information specifically includes the terms of this Agreement and any sublicense agreements and all information, data, reports and statements relating to Licensed Products and Licensed Services.  Except to the extent authorized by this Agreement or by other prior written consent by the Disclosing Party, each party shall during the term of this Agreement and for five (5) years after its termination: (i) not use Confidential Information of the Disclosing Party except for the purposes of fulfilling its obligations or exercising or enforcing its rights under this Agreement, or as otherwise authorized herein or in writing by the Disclosing Party, (ii) disclose the Confidential Information of the Disclosing Party only to those of its employees, directors, and consultants who have need to know or use such Confidential Information for the foregoing purposes or as authorized by the Disclosing Party, provided that the Receiving Party will ensure such disclosees are bound by obligations of confidentiality at least as restrictive as those set forth in this Section 9.1. In addition, Licensee may disclose Confidential Information of ACT to its Affiliates (and their employees, directors and consultants) or permitted sublicensees or distributors for the foregoing purposes or as authorized by ACT, provided such disclosees are bound by obligations of confidentiality at least as restrictive as those set forth in this Section 9.1.  Each of the parties shall protect the Confidential Information of the Disclosing Party using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.  Except as expressly provided in this Agreement, no ownership right is granted in any Confidential Information.

9.2           Exclusions.  Notwithstanding Section 9.1, Confidential Information excludes information that: (i) was publicly known or available at the time it was disclosed or becomes publicly known or available through no fault, action, or inaction of the Receiving Party; (ii) was known to the Receiving Party at the time of disclosure; (iii) is disclosed with the prior written approval of the Disclosing Party; (iv) was independently developed by the Receiving Party without any use of the Confidential Information; or (v) is provided to the recipient by an independent third party having no fiduciary relationship with the Disclosing Party and having no obligation to keep the information secret.

9.3           Permitted Disclosures.  Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information of the other party: (i) to the extent and to the persons and entities required to comply with an applicable governmental law, rule or regulation or court or administrative order; provided, however, that the party required to disclose Confidential Information shall first have given prompt notice to the other party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other party; or (ii) as necessary to file or prosecute patent applications, enforce patents, prosecute or defend litigation, or otherwise establish or enforce rights or obligations under this Agreement, but only to the extent that any such disclosure is reasonably necessary.

9.4           Financial Disclosure.  The parties agree not to disclose the economic terms of this Agreement to any third party other than their Affiliates without the prior written consent of the other party hereto except (a) as required by applicable securities laws or the requirements of any applicable stock exchange, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law); (b) in confidence, to legal counsel; (c) in confidence, to accountants, banks, and financing sources and their advisors; and (d) to the extent necessary to enforce this Agreement or any rights or obligations hereunder.

9.5           Injunctive Relief.  ACT and Licensee acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 9 may constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and may warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.

9.6           Survival.  The obligations of ACT and Licensee under this Article 9 shall survive for five (5) years after the expiration or termination of this Agreement.

ARTICLE 10 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph.  Such notices, payments, or other communications shall be effective upon receipt.

In the case of ACT:	Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, MA 01605
Attention: Michael D. West, Ph.D., President

With a copy to:	Pierce Atwood
One Monument Square
Portland, ME 04101
Attention: William L. Worden, Esq.

In the case of Licensee:	Exeter Life Sciences, Inc.
4455 Camelback Road
Phoenix, AZ 85018
Attention: Jonathan Thatcher, President

With a copy to:	ViaGen, Inc.
12357A Riata Trace Pkwy, Suite 100
Austin, Texas 78727
Attention: President

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1         Representations and Warranties by ACT.  ACT represents and warrants that:

(a)           ACT has licensed the UMass Patent Rights with a sublicensable interest, owns the remaining Patent Rights, and has the full legal right and power to grant to Licensee the licenses of the scope and on the terms granted herein;

(b)           the execution, delivery and performance of this Agreement by ACT (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on ACT’s part, and (iii) have been approved by the ACT Board of Directors;

(c)           the execution, delivery and performance of this Agreement by ACT, including the grant of rights and licenses herein, do not and will not contravene, conflict, constitute or result in a default under or breach of, and are not and will not be inconsistent with, any law or regulation, any judgment, decree or order, or any term, condition or provision of any contract, agreement (including without limitation the UMASS License) or other undertaking applicable to ACT or the Patent Rights or the ACT Technology and the intellectual property rights thereto;

(d)           ACT has obtained all necessary consents to grant to Licensee the rights and licenses granted herein;

(e)           ACT has provided to Licensee a copy of the UMASS License in effect as of the Effective Date, and ACT represents and warrants that said copy, as set forth in Exhibit C, is a true and complete copy of the UMASS License (including without limitation any amendments, schedules, exhibits, or addenda thereto) as of the Effective Date;

(f)            Neither ACT nor any of its Affiliates is a party of any agreement with the University governing the license of, or option to license, any intellectual property rights other than those agreements listed in Exhibit D;

(g)           ACT has taken and hereby covenants that it will continue to take all appropriate actions pursuant to applicable law to perfect, protect its interest in, and enforce the UMass Patent Rights to the extent permitted by the UMASS License and the remaining Patent Rights, including without limitation, using diligence to file and prosecute applications relating to the UMA 99-19 invention disclosure and UMA 01-02 invention disclosure having claims that are as broad as can be obtained as well as claims of intermediate breadth, in at least the United States, Canada, Europe, Australia, New Zealand and Japan;

(h)           to the best knowledge of ACT, the exercise of the rights and licenses granted to Licensee under this Agreement, including the development, manufacture, use or sale of the Licensed Products or Licensed Services, shall not infringe or misappropriate the intellectual property or other rights (excluding patent rights) of any third party;

(i)            ACT’s rights and interests in the Patent Rights are free and clear of all liens, encumbrances and security interests of every kind;

(j)            ACT has received no written communication claiming (or threatening to claim), and to the knowledge of ACT there is no pending claim, that the practice of the inventions described in the Patent Rights or any use of the ACT Technology infringes any patents or patent applications or other rights of any third party, and, to the knowledge of ACT, there is no basis for any such claim, and no other party has any rights with respect to any inventions or discoveries described in the Patent Rights or in the Patent Rights;

(k)           in combination with the rights granted by ACT under the Nonexclusive License Agreement between ACT and Genetic Savings & Clone dated January 2, 2002, which is being assigned to an Affiliate of Licensee as of the Effective Date hereof (“GSC License”), the practice of the inventions described in the Patent Rights does not infringe, violate or misappropriate, and will not require any payment to ACT or any of its Affiliates (other than the payments set forth in this Agreement and/or in the GSC License) with respect to any other technology, intellectual property rights, or patents owned or controlled by or licensed to ACT or any of its Affiliates, or claims of patent applications that ACT or its Affiliates have made or contemplate making (collectively, “Other Rights”). To the extent, if any, there is a breach of the representations and warranties set forth in this Section 11.2(k), and, as a result of such breach, Licensee or an Affiliate, in practicing an invention described in the Patent Rights, infringes any Other Rights, Licensee and its Affiliates (and the users and purchasers of products and services infringing such Other Rights made or sold by Licensee and its Affiliates and sublicensees) shall be immunized and indemnified by ACT from liability, suit or other claims (by ACT, the University, and any of their licensees, successors and assignees) under such Other Rights.

(1)           (i) the UMASS License is valid, binding and enforceable, and to the best of ACT’s knowledge, neither ACT nor the University is in default in complying with any provision thereof and no condition or event or facts exist which, with notice or lapse of time or both, would constitute a default thereunder; (ii) ACT will comply with all terms of the UMASS License, and will be responsible for making all payments due under the UMASS License; (iii) ACT will notify Licensee promptly if ACT receives any notice or written communication threatening or stating that the University intends to terminate the UMASS License or modify, assign or amend such agreement in any way that adversely affects this Agreement or Licensee’s rights hereunder; (iv) ACT will not terminate, amend or assign, nor by act or omission permit the termination, amendment or assignment of, the UMASS License without the prior written consent of Licensee in the event such termination, amendment or assignment would adversely affect Licensee’s rights hereunder; and (v) ACT will provide Licensee with copies of all communications regarding any alleged or actual breach of the UMASS License;

(m)          ACT has provided to Licensee a copy of the Cyagra Agreement, and ACT represents and warrants that said copy is a true and complete copy of the Cyagra Agreement (including without limitation any amendments, schedules, exhibits, or addenda thereto) as of the Effective Date; and

(n)           ACT shall work diligently, using its commercially reasonable best efforts, with, the University to perfect and reclaim the ownership of any and all rights and interests of the University in and to the Robl Patents and to acquire a sublicensable (to Licensee under this Agreement) interest therein.

11.2         Representations and Warranties by Licensee.  Licensee represents and warrants that:

(a)           the execution, delivery and performance of this Agreement by Licensee (i) are within its corporate powers, and (ii) have been duly authorized by all necessary corporate action on Licensee’s part; and

(b)           the execution, delivery and performance of this Agreement by Licensee do not and will not contravene, conflict, constitute or result in a default under or breach of, and are not and will not be inconsistent with, any judgment, decree or order, or any term condition or provision of any contract, agreement or other undertaking applicable to Licensee.

11.3         Disclaimer.  EXCEPT AS OTHERWISE SET FORTH IN SECTION 11 OF THIS AGREEMENT, NEITHER ACT NOR LICENSEE, NOR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES, MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

ARTICLE 12 - MISCELLANEOUS PROVISIONS

12.1         Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred, in whole or in part, voluntarily, by operation of law or otherwise, by either party without the prior written approval of the other party; provided that, ACT hereby provides such prior written approval in advance to any such assignment or transfer by Licensee in the following circumstances: (a) to an Affiliate of EXETER, (b) to any entity established to serve as a holding company for cloning patent rights, or (c) to any third party that acquires all or substantially all of the assets of Licensee or its animal cloning business, or that is the surviving person in a merger or consolidation with Licensee, provided that such assignee agrees to accept and assume any and all obligations and liabilities of the assignee arising thereafter under this Agreement.  Any assignment or transfer in violation of this Section 12.1 shall be null and void.

12.2         Compliance with Law.  Licensee shall comply in all material respects with all local, state, federal and international laws and regulations relating to the development, manufacture, use, provision, and sale of Licensed Products and Licensed Services.  Without limiting the generality of the foregoing, Licensee agrees to comply with the following:

(a)           Licensee shall obtain all necessary approvals from the US Department of Agriculture (USDA) and any similar governmental authorities of any foreign jurisdiction in the Territory in which Licensee intends to make, use, or sell Licensed Products or to perform Licensed Services.

(b)           Licensee shall comply in all material respects with any and all material applicable local, state, federal and international laws and regulations relating to the Licensed Products and Licensed Services, and the Patent Rights, in the Territory, including without limitation all material export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of Licensed Products or Licensed Services and any technology relating thereto.

(c)           To the extent that any invention claimed in the Patent Rights has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, Licensee agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories, unless a waiver is obtained in accordance with applicable law.  Current law provides that if domestic manufacture is not commercially feasible under the circumstances, a waiver of this requirement may be sought from the relevant federal agency; upon Licensee’s request, ACT and the University shall cooperate in all respects with Licensee in seeking such a waiver and ACT shall use its best efforts to obtain the University’s cooperation.

12.3         Encumbrances.  ACT shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind upon the Patent Rights without the prior written consent of Licensee and the University.

12.4         Publicity.  Neither party shall originate or issue any publicity, news release or other public announcement (“Announcements “), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law.  Any references to the University in such Announcements shall be subject to the approval of the University.  The foregoing and Section 9.1 notwithstanding, ACT and Licensee shall have the right to make such Announcements without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

12.5         No Implied Licenses.  No implied licenses are granted pursuant to the terms of this Agreement.

12.6         No Agency.  Nothing herein shall be deemed to constitute either party as the agent or representative of the party, or both parties as joint venturers or partners for any purpose.  Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion.  Neither party shall be responsible for the acts or omissions of the other party, nor shall either party have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.7         Choice of Law; Submission to Jurisdiction.  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent included in the Patent Rights shall be determined by the law of the country in which the patent was granted.

12.8         Dispute Resolution.

(a)           Informal Resolution.  The parties agree to follow the procedures set forth in this Section 12.8 to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof (each, a “Dispute”).  Prior to engaging in any formal dispute resolution with respect to any Dispute, the president or CEO of each party, or their respective designees, shall, if either party provides written notice to the other party requesting resolution of such Dispute (“Resolution Notice”), attempt to resolve such Dispute through good faith negotiations.  If any Dispute cannot be settled by agreement of the parties pursuant to the preceding sentence within sixty (60) days of receipt of the Resolution Notice (“Negotiation Period”), then either party may, by written notice to the other requesting resolution by arbitration (“Arbitration Notice”), invoke the dispute resolution provisions of Section 12.8(b).

(b)           Arbitration.  In the event that the dispute resolution provisions of Section 12.8(a) do not result in a mutually agreed resolution of the Dispute, then the parties agree to submit to confidential arbitration, which shall be commenced as soon as practicable following the receipt by one party of the other party’s Arbitration Notice.  Any arbitration proceeding relating to the Agreement shall be presided over by a single independent arbitrator experienced in the biopharmaceutical industry and having relevant and significant experience relating to the subject matter of the dispute, who shall be agreed to by the parties, provided that if the parties are unable to agree on an arbitrator, then each party shall name one (1) such arbitrator (whose sole role shall be to select an impartial arbitrator) and the two (2) arbitrators will together designate an impartial, independent arbitrator experienced in the biopharmaceutical industry to preside over the arbitration proceeding.  Each of the parties agrees to use its reasonable best efforts to cause the arbitrator to be selected by the thirtieth (30th) day after the receipt of the Arbitration Notice.  The arbitration shall be held in the City of San Francisco in the State of California in accordance with the rules of the American Arbitration Association then in force (as modified herein), and shall be held on an expedited basis and in confidence.  The arbitrator shall not have the power to award exemplary or punitive damages.  Each party agrees that the final determination/decision of the arbitrator presiding over the proceeding shall be binding on it.  Notwithstanding the foregoing or anything in this Section 12.8, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, including such relief for compelling the commencement of the dispute resolution provisions in accordance with Section 12.8, without breach of this arbitration provision.  The prevailing party in any dispute related hereto, whether in a court of law or in arbitration, shall have its reasonable costs and expenses related to such dispute reimbursed by the non-prevailing party; provided, however, that if the arbitrator rules in favor of one party on some issues and the other party on other issues, the arbitrator shall allocate such costs and expenses between the parties in a manner that bears a reasonable relationship to the outcome of the arbitration.  The rulings of the arbitrator and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, except as permitted by law, and may be entered as a final judgment in any court having jurisdiction.

12.9         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

12.10       Entire Agreement.  The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof.

12.11       Severability.  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.12       Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.13       Effect of Bankruptcy Filing.  The parties agree and acknowledge that this Agreement is a contract under which ACT is a licensor to Licensee of rights with respect to intellectual property (including without limitation, “intellectual property” within the meaning of Section 101 of the Bankruptcy Code of the United States (“Bankruptcy Code”)).  All rights, licenses, immunities and other rights granted under or pursuant to or otherwise described in this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” within the meaning of Section 101 of the Bankruptcy Code.  The parties agree that Licensee and its sublicensees, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ACT including under the Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including without limitation copies of invention disclosures and filings and communications relating to the Patent Rights, and the same, if not already in Licensee’s possession, shall be promptly delivered to Licensee upon any such commencement of a bankruptcy proceeding upon written request therefor by Licensee.

12.14  Immunity.  The rights and license granted to Licensee pursuant to Section 2.1 shall inure to the benefit of, and include an immunity from suit against, any direct or indirect distributor, reseller, customer or other user of Licensed Products and Licensed Services sold by or for Licensee, any Affiliate and/or any sublicensee of Licensee under this Agreement, whether such Licensed Products or Licensed Services (or results thereof) are used, imported, sold, offered for sale, leased or otherwise disposed of alone or in combination with other products or services, although such immunity will not extend to any such combinations:

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Signature Page to Exclusive License Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year first set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Name: Michael D. West, Ph.D.
Title: President & Chief Executive Officer

EXETER LIFE SCIENCES, INC.

By:	/s/ Jonathan Thatcher
Name: Jonathan Thatcher
Title: President